UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 5, 2017 (June 30, 2017)

Commission file number: 000-55610

GREENBACKER RENEWABLE ENERGY COMPANY LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0872648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11 East 44th Street, 12th Floor

New York, NY 10017

Tel (646) 237-7884

(Address, including zip code and telephone number, including area code, of registrants Principal Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Greenbacker Renewable Energy Company LLC Acquires a 10.5 Megawatt Wind Farm in Idaho and Additional Solar Systems in Eight States

Greenbacker Renewable Energy Company LLC announced today that on June 30, 2017, through a wholly-owned subsidiary, it purchased Fossil Gulch Wind Park (“Fossil Gulch”) for approximately $6,175,000.  Fossil Gulch is a 10.5 MW Wind Farm located in Hagerman, Idaho that sells power directly to the local public utility, Idaho Power Company. The Fossil Gulch project has a 20-year escalating power purchase agreement (the “PPA”), with approximately eight years remaining as of the acquisition date. The pricing on the PPA is based on a $0.061/kWh rate with annual escalations over the contract period and includes a contract to sell renewable energy tax credits to a third party through December 31, 2018. The facility originally commenced operations in Q3 2005 and it has been operated continuously since then.

In addition, on June 30, 2017, Greenbacker closed on the purchase of an additional 1,252 operating residential photovoltaic solar systems for a purchase price of approximately $6,000,000. The systems provide an aggregate generating capacity of 8.917 MW and are located in Arizona, California, Connecticut, Massachusetts, Maryland, Nevada, New Jersey and New York. Each system possesses either power purchase agreements or lease agreements that had an original contracted term of 20 years.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated July 3, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2017	Greenbacker Renewable Energy Company LLC

	By:	/s/ Charles Wheeler
	Name:	Charles Wheeler
	Title:	Chief Executive Officer, President and Director

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release dated July 3, 2017